UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under to §240.14a-12

GLADSTONE CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Scan the code with your phone’s camera to hear an important message from Chairman & CEO David Gladstone.

Dear Stockholder,

The Gladstone Capital Corp Special Meeting of Stockholders has been adjourned until January 24, 2024 at 10:30 A.M. to permit stockholders additional time to consider and vote on the proposal described in the company’s proxy statement. You will be able to attend the Special Meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/ GLAD2023SM. Our records indicate that we have not yet received voting instructions for your account.

Your vote is urgently needed. We appreciate your investment and encourage you to cast a vote for this year’s Special meeting. We urge you to vote as soon as possible to ensure our ability to conduct necessary business. The Board of Directors of GLAD recommends that you vote “FOR” the New Advisory Agreement.

Regardless of the number of shares you own, your vote is very important and will help us avoid additional solicitation costs. Please note that proxy solicitation costs are borne by the company and its stockholders. These costs can be substantial. Voting today will help us manage such costs and will avoid the need to initiate further calls or mailings to you. We urge you to vote as soon as possible to allow GLAD to reconvene the adjourned meeting as soon as possible.

Please respond by voting in favor of the New Advisory Agreement using one of the four methods listed below. Failure to obtain the required votes will cause the meeting to be adjourned until all applicable voting requirements are met.

FOUR WAYS TO VOTE
	ONLINE	PHONE	QR CODE	MAIL

PROXY QUESTIONS? Call 1-833-786-5515	WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

WITHOUT A PROXY CARD

Call 1-833-786-5515 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.

WITH A PROXY CARD

Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

			WITH A SMARTPHONE Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided.